                                                                     Exhibit 3.2

                           CERTIFICATE OF AMENDMENT
                                      OF
                             AMENDED AND RESTATED
                         CERTIFICATE OF INCORPORATION
                                      OF
                              VIRATA CORPORATION


     Virata Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify:

     FIRST: The Corporation has received payment for its stock.

     SECOND: The Board of Directors believes that it is in the best interests of the Corporation to amend Article IV of the Amended and Restated Certificate of Incorporation.

     THIRD: The amendment to the Corporations' Amended and Restated Certificate of Incorporation set forth below was approved by a majority of the Corporation's Board of Directors and was duly adopted in accordance with the provisions of
Section 242 of the General Corporation Law of the State of Delaware.

     FOURTH: The amendment to the Corporation's Amended and Restated Certificate of Incorporation set forth below was approved by a majority of the outstanding stock entitled to vote thereon.

     FIFTH: The first paragraph of Article IV of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety as follows:

     "The total number of shares of stock which the corporation shall have authority to issue is Four Hundred Fifty-Five Million (455,000,000), Four Hundred Fifty Million (450,000,000) of which shall be designated shares of Common Stock, par value of one-tenth of one cent ($0.001) per share (the "Common Stock"), and Five Million (5,000,000) of which shall be designated shares of Preferred Stock, par value of one-tenth of one cent ($0.001) per share (the "Preferred Stock"). Effective at 4:00 p.m., Eastern Standard Time, on May 4, 2000, every share of Common Stock then outstanding shall be deemed to be converted into and reconstituted as two shares of Common Stock."

     IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by its duly authorized officer, as of May 1, 2000.

                                        VIRATA CORPORATION


                                        By:  /s/ Andrew M. Vought
                                           -------------------------
                                           Andrew M. Vought
                                           Chief Financial Officer and Secretary